Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
	2014	2013	2014	2013
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$257	$387	$1,814	$1,486
Southern Power	44	24	172	166
Total	301	411	1,986	1,652
Parent Company and Other	(1)	3	(6)	(8)
Net Income–As Reported	$300	$414	$1,980	$1,644

Basic Earnings Per Share	$0.33	$0.47	$2.21	$1.88

Average Shares Outstanding (in millions)	906	885	897	877
End of Period Shares Outstanding (in millions)			909	888

	Three Months Ended December		Year-to-Date December
	2014	2013	2014	2013
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$300	$414	$1,980	$1,644
Estimated Loss on Kemper IGCC	43	25	536	729
Leveraged Lease Restructure	—	—	—	16
MC Asset Recovery Insurance Settlement, net	—	(12)	—	(12)
Net Income–Excluding Items	$343	$427	$2,516	$2,377

Basic Earnings Per Share–Excluding Items	$0.38	$0.48	$2.80	$2.71

Notes
- For the three and twelve months ended December 31, 2014 and 2013, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and twelve months ended December 31, 2014 and 2013 and any similar charges may occur with uncertain frequency.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2013 and similar charges are not expected to occur with any regularity in the future.

- Earnings for the three and twelve months ended December 31, 2013 include an insurance settlement related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.